Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FIRST QUARTER 2022 RESULTS

Total Revenues of $1.2 billion
Rent-A-Center Business Segment Lease Portfolio Value up 5.6% Year-over-Year
GAAP Loss Per Share of $0.08; Non-GAAP Diluted EPS of $0.74
Cash From Operations $205.3 million; Free Cash Flow of $188.9 million
Company Reiterates Full Year 2022 Guidance
__________________________________________________________

Plano, Texas, May 4, 2022 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ:RCII) today announced results for the quarter ended March 31, 2022.

"With the Rent-A-Center Business segment showing good momentum, highlighted by 22% 2-year same store sales growth, and progress at Acima, with the previously announced leadership transition and recent underwriting adjustments showing improvements in risk and yield indicators, we are encouraged by our start to 2022," said Mitch Fadel, Chief Executive Officer. "Furthermore, with revenues and earnings above the mid-point of our first quarter guidance ranges, we believe the Company is on track to achieve our targets for the year," continued Mr. Fadel.

"We continue to believe the virtual lease-to-own space offers tremendous growth opportunities, and we are taking a deliberate approach to advance multiple growth initiatives as they emerge. Importantly, we think the combination of Acima's growth potential with the Rent-A-Center Business segment's stability and strong cash generation offers a highly compelling model that can create significant value over the long-term," concluded Mr. Fadel.

First Quarter Consolidated Results

•First quarter 2022 consolidated revenues of $1.2 billion increased 11.9% year-over-year, primarily due to the acquisition of Acima Holdings, LLC (the "Acima Acquisition"), which closed on February 17, 2021. On a pro-forma1 basis, revenues decreased 5.8% due to declines in merchandise sales revenue and rental and fees revenues. Merchandise sales revenue decreased year-over-year primarily due to a lower proportion of customers using early payout options, likely due to the effects of government stimulus programs winding down. Rental and fees revenues decreased primarily due to higher provisions on delinquencies for the Acima segment related to lease vintages underwritten in late 2021 using assumptions that lagged worsening customer payment behavior following the end of government stimulus programs.

•GAAP operating profit for the first quarter of 2022 was $11.0 million compared to $70.0 million in the prior year period. GAAP net loss for the first quarter of 2022 was $4.2 million and included $48.7 million of costs, net of tax, relating to special items described below, compared to $42.6 million of GAAP net income and $45.2 million of costs, net of tax, relating to special items in the prior year period.

•Adjusted EBITDA in the first quarter of 2022 was $99.5 million and decreased 42.9% year-over-year on a pro-forma1 basis, primarily due to lower pro-forma revenues, higher loss rates on lease vintages underwritten in late 2021, and higher operating costs. Adjusted EBITDA margin was 8.6% in the first quarter of 2022 compared to 14.2% in the prior year period on a pro-forma1 basis, and margin contraction resulted from the same factors that negatively impacted Adjusted EBITDA.

•GAAP loss per share for the first quarter of 2022 was $0.08 compared to diluted earnings per share of $0.64 in the prior year period. Non-GAAP diluted earnings per share, which excludes the impact of special items described below, for the first quarter of 2022 was $0.74 compared to $1.32 in the prior year period.

•For the three months ended March 31, 2022, the Company generated $205.3 million of cash from operations, returned $21.1 million of cash to shareholders through dividends, and paid down $170 million on its revolving credit facility. The Company ended the quarter with $95.7 million of cash and cash equivalents, $1.4 billion of debt outstanding, $439 million of liquidity that included $344 million of undrawn revolving credit availability, and pro-forma1 net debt to Adjusted EBITDA ratio of 2.3 times.
First Quarter Segment Highlights

Acima Segment: First quarter 2022 revenues of $599.4 million increased 31.0% year-over-year due to the Acima Acquisition, completed on February 17, 2021. On a pro-forma1 basis, revenues decreased 8.1%, with decreases in rental and fees revenues as well as merchandise sales revenue. The decrease in rental and fees revenues is primarily attributable to an increase in provisions on delinquencies for the current quarter that reduced rental revenue. The decrease in merchandise sales revenue is attributable to a lower proportion of consumers electing early payout options in the current year compared to the prior year, likely due to the effects of government stimulus programs winding down. GMV decreased 21.2% year-over-year primarily from lower lease conversion rates, likely due to the effects of tighter lease underwriting initiated in recent months as well as the impact of government stimulus programs winding down and other macro-economic factors. On a two year basis, GMV increased 10%. Skip/stolen losses were 12.6% of revenue in the first quarter of 2022 compared to 8.6% in the prior year period on a pro-forma1 basis. On a GAAP basis, segment operating profit was $9.6 million with an operating profit margin of 1.6% in the first quarter of 2022, compared to $24.8 million and 5.4% in the prior year period. Adjusted EBITDA was $29.0 million with an Adjusted EBITDA margin of 4.8% in the first quarter of 2022, compared to $76.2 million and 11.7% in the prior year period on a pro-forma1 basis. The year-over-year decrease in Adjusted EBITDA was primarily attributable to higher delinquencies and loss rates which stemmed from a lag in recalibrating underwriting as customer payment behavior worsened in later 2021.

Rent-A-Center Business Segment: First quarter 2022 revenues of $518.5 million decreased 1.2% year-over-year on a 1.1% decrease in same store sales primarily attributable to fewer merchandise sales and early payout options in the quarter, compared to the prior year period that benefited from government stimulus programs. E-commerce accounted for 23.4% of revenue in the quarter, compared to 22.3% in the prior year period. The segment lease portfolio value increased 5.6% compared to the prior year period, and same store sales were up 22.3% on a two-year basis. Skip/stolen losses were 3.9% of revenue in the first quarter of 2022 compared to 2.7% in the prior year period. On a GAAP basis, segment operating profit in the quarter was $100.2 million with operating profit margin of 19.3%, compared to $121.3 million and 23.1% in the prior year period. Adjusted EBITDA in the quarter was $107.4 million with Adjusted EBITDA margin of 20.7%, compared to $126.2 million and 24.0% in the prior year period. The decline in segment operating profit and Adjusted EBITDA was primarily attributable to normalized loss rates compared to the prior year period that benefited from government stimulus, wage increases for certain in-store positions, and higher other operating expenses. On March 31, 2022, the Rent-A-Center Business segment had 1,852 company-operated locations.

Franchising Segment: First quarter 2022 revenues of $26.1 million decreased 34.6% year-over-year due to lower inventory purchases per store. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $4.8 million in the first quarter and decreased $0.2 million year-over-year. On March 31, 2022, there were 464 franchise-operated locations.

Mexico Segment: First quarter 2022 revenues of $15.7 million increased 8.4% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $2.1 million and $2.2 million, respectively. In the first quarter, GAAP operating profit increased $0.1 million year-over-year. On March 31, 2022, the Mexico business had 122 company-operated locations.

Corporate Segment: First quarter 2022 non-GAAP basis expenses increased $10.3 million year-over-year or 21.7%, reflecting the addition of Acima related costs and continued investments in our growth initiatives.

Key Operating Metrics
Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.

1) The disclosed pro forma results and metrics in this release and the Company's related earnings conference call represent estimated financial results and metrics as if the acquisition of Acima had been completed on January 1, 2020. The pro forma results and metrics may not necessarily reflect the actual results of operations or metrics that would have been achieved had the acquisition been completed on January 1, 2020, nor are they necessarily indicative of future results of operations or metrics.

SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended March 31, 2022	(1.1)%	7.6%
Three Months Ended December 31, 2021	10.4%	8.6%
Three Months Ended March 31, 2021	23.4%	9.6%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.

2022 Guidance

The Company is providing the following guidance for its 2022 fiscal year:

Table 2
2022 Guidance	Full Year 2022	Second Quarter 2022
Consolidated (1)
Revenues ($'s billion)	$4.450 - $4.600	$1.045 - $1.075
Adjusted EBITDA (2) ($'s million)	$515 - $565	$114 - $127
Non-GAAP Diluted earnings per share (2)(3)	$4.50 - $5.00	$0.95 - $1.10
Free cash flow (2) ($'s million)	$390 - $440	N/A

(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. Adjusted EBITDA figures now exclude stock based compensation.
(3) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of future share repurchases.

Additional Commentary on the 2022 Outlook
•2022 guidance assumes the macro headwinds that affected the business in the first quarter of 2022, including supply chain disruptions, high rates of inflation, and the effect of lower levels of government stimulus relief for our core consumers, will continue at current levels throughout the year.

•The Company has modified its definition of Adjusted EBITDA beginning with first quarter 2022 results to exclude stock-based compensation. Therefore, 2022 Adjusted EBITDA guidance excludes the impact of stock-based compensation, whereas prior period Adjusted EBITDA within the remainder of this press release includes the impact of stock-based compensation.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on the morning of Thursday, May 5, 2022, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (855) 642-7045. International participants can access the call by dialing (346) 294-9649.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is a leading provider of technology driven, flexible, no debt obligation leasing solutions that offer underserved consumers access to and potential ownership of high-quality durable goods that enhance the quality of life. The Company’s omnichannel model utilizes proprietary data and technology to facilitate transactions across a wide range of retail channels including its own Acima virtual lease-to-own platform, Rentacenter.com, e-commerce partner platforms, partner retail stores, and Rent-A-Center branded stores. For additional information about the Company, please visit our website Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2022 and future outlook, (ii) the potential effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vi) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, including (i) the possibility that the anticipated benefits from the Acima Holdings acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Holdings acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and impacts from inflation; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses than compared to our Rent-A-Center business segment; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) disruptions in the Company's supply chain; (23) limitations of, or disruptions in, the Company's distribution network; (24) rapid inflation or deflation in the prices of the Company's products and other related costs; (25) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (26) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (27) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other Fintech companies and other competitors, including subprime lenders; (28) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (29) consumer preferences and perceptions of the Company's brands; (30) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (31) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (32) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (33) the Company's compliance with applicable statutes or regulations governing its businesses; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers, employees and retail partners; (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 3	Three Months Ended March 31,
(In thousands, except per share data)	2022	2021
Revenues
Store
Rentals and fees	$883,047	$745,534
Merchandise sales	232,881	232,793
Installment sales	17,089	17,773
Other	1,290	918
Total store revenues	1,134,307	997,018
Franchise
Merchandise sales	18,521	33,055
Royalty income and fees	6,894	6,709
Total revenues	1,159,722	1,036,782
Cost of revenues
Store
Cost of rentals and fees	338,633	247,035
Cost of merchandise sold	250,331	240,106
Cost of installment sales	5,921	6,041
Total cost of store revenues	594,885	493,182
Franchise cost of merchandise sold	18,742	33,077
Total cost of revenues	613,627	526,259
Gross profit	546,095	510,523
Operating expenses
Store expenses
Labor	166,603	156,707
Other store expenses	227,369	170,133
General and administrative expenses	56,403	49,125
Depreciation and amortization	14,529	13,393
Other charges	70,148	51,119
Total operating expenses	535,052	440,477
Operating profit	11,043	70,046
Debt refinancing charges	—	8,743
Interest expense	18,970	11,990
Interest income	(45)	(74)
(Loss) earnings before income taxes	(7,882)	49,387
Income tax (benefit) expense	(3,645)	6,835
Net (loss) earnings	$(4,237)	$42,552
Basic weighted average shares	53,751	56,247
Basic (loss) earnings per common share	$(0.08)	$0.76
Diluted weighted average shares	53,751	66,295
Diluted (loss) earnings per common share	$(0.08)	$0.64

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	March 31,
(In thousands)	2022	2021
Cash and cash equivalents	$95,684	$123,019
Receivables, net	121,185	115,345
Prepaid expenses and other assets	47,460	40,839
Rental merchandise, net
On rent	1,017,485	1,115,913
Held for rent	127,663	135,244
Operating lease right-of-use assets	299,109	297,577
Goodwill	289,761	311,991
Total assets	2,777,121	3,006,958

Operating lease liabilities	$301,047	$299,892
Senior debt, net	964,113	897,912
Senior notes, net	436,460	434,512
Total liabilities	2,254,063	2,264,771
Stockholders' equity	523,058	742,187

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended March 31,
(In thousands)	2022	2021
Revenues
Rent-A-Center Business	$518,505	$524,866
Acima	599,377	457,449
Mexico	15,712	14,498
Franchising	26,128	39,969
Total revenues	$1,159,722	$1,036,782

Table 6	Three Months Ended March 31,
(In thousands)	2022	2021
Gross profit
Rent-A-Center Business	$363,380	$359,169
Acima	164,228	134,250
Mexico	11,101	10,212
Franchising	7,386	6,892
Total gross profit	$546,095	$510,523

Table 7	Three Months Ended March 31,
(In thousands)	2022	2021
Operating profit
Rent-A-Center Business	$100,176	$121,277
Acima	9,600	24,814
Mexico	2,066	1,954
Franchising	4,790	4,985
Total segments	116,632	153,030
Corporate	(105,589)	(82,984)
Total operating profit	$11,043	$70,046

Table 8	Three Months Ended March 31,
(In thousands)	2022	2021
Depreciation and amortization
Rent-A-Center Business	$6,413	$4,577
Acima	582	474
Mexico	149	120
Franchising	37	16
Total segments	7,181	5,187
Corporate	7,348	8,206
Total depreciation and amortization	$14,529	$13,393

Table 9	Three Months Ended March 31,
(In thousands)	2022	2021
Capital expenditures
Rent-A-Center Business	$13,408	$6,257
Acima	46	154
Mexico	222	76
Franchising	112	—
Total segments	13,788	6,487
Corporate	2,615	4,901
Total capital expenditures	$16,403	$11,388

Table 10	On lease at March 31,		Held for lease at March 31,
(In thousands)	2022	2021	2022	2021
Lease merchandise, net
Rent-A-Center Business	$455,828	$446,180	$117,617	$127,120
Acima	542,437	651,764	1,159	1,622
Mexico	19,220	17,969	8,887	6,502
Total lease merchandise, net	$1,017,485	$1,115,913	$127,663	$135,244

Table 11	March 31,
(In thousands)	2022	2021
Assets
Rent-A-Center Business	$1,003,246	$978,190
Acima	1,287,869	1,566,395
Mexico	43,243	36,076
Franchising	15,904	16,114
Total segments	2,350,262	2,596,775
Corporate	426,859	410,183
Total assets	$2,777,121	$3,006,958

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended March 31, 2022
(In thousands)	Gross Profit	Operating Profit	(Loss) Earnings Before Income Taxes	Tax (Benefit) Expense	Net (Loss) Earnings	Diluted (Loss) Earnings per Share
GAAP Results	$546,095	$11,043	$(7,882)	$(3,645)	$(4,237)	$(0.08)
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	36,559	36,559	10,099	26,460	0.44
Acima acquired assets depreciation and amortization (1)	(2,853)	23,238	23,238	6,420	16,818	0.28
Asset disposals	—	4,238	4,238	1,171	3,067	0.05
Cost savings initiatives	—	2,197	2,197	607	1,590	0.03
Store closure costs	—	715	715	198	517	0.01
Legal settlement reserves	—	500	500	138	362	0.01
Acima transaction costs	—	187	187	52	135	—
Other	—	(339)	(339)	(94)	(245)	—
Non-GAAP Adjusted Results	$543,242	$78,338	$59,413	$14,946	$44,467	$0.74
(1)Includes amortization of approximately $22.1 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 13	Three Months Ended March 31, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$510,523	$70,046	$49,387	$6,835	$42,552	$0.64
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima transaction costs	—	16,406	16,406	2,738	13,668	0.21
Acima equity consideration vesting	—	15,882	15,882	2,650	13,232	0.20
Acima acquired intangibles amortization	—	13,934	13,934	2,325	11,609	0.18
Acima integration costs	—	3,244	3,244	541	2,703	0.04
Acima acquired software depreciation	—	1,324	1,324	221	1,103	0.02
Store closure costs	—	329	329	55	274	—
Debt refinancing	—	—	8,743	1,459	7,284	0.10
Discrete Income Tax Items	—	—	—	4,710	(4,710)	(0.07)
Non-GAAP Adjusted Results	$510,523	$121,165	$109,249	$21,534	$87,715	$1.32

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 14	Three Months Ended March 31, 2022
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$100,176	$9,600	$2,066	$4,790	$(105,589)	$11,043
Plus: Amortization, Depreciation	6,413	582	149	37	7,348	14,529
Plus: Stock-based compensation	—	—	—	—	6,630	6,630
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	36,559	36,559
Acima acquired assets depreciation and amortization (1)	—	19,266	—	—	3,972	23,238
Asset disposals	—	—	—	—	4,238	4,238
Cost savings initiatives	116	(404)	—	—	2,485	2,197
Store closure costs	715	—	—	—	—	715
Legal settlement reserves	—	—	—	—	500	500
Acima transaction costs	—	—	—	—	187	187
Other	—	—	—	—	(339)	(339)
Adjusted EBITDA	$107,420	$29,044	$2,215	$4,827	$(44,009)	$99,497
(1)Includes amortization of approximately $22.1 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 15	Three Months Ended March 31, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$121,277	$24,814	$1,954	$4,985	$(82,984)	$70,046
Plus: Amortization, Depreciation	4,577	474	120	16	8,206	13,393
Plus: Stock-based compensation	—	—	—	—	4,266	4,266
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima transaction costs	—	—	—	—	16,406	16,406
Acima equity consideration vesting	—	—	—	—	15,882	15,882
Acima acquired intangibles amortization	—	13,934	—	—	—	13,934
Acima integration costs	18	1,519	—	—	1,707	3,244
Acima acquired software depreciation	—	—	—	—	1,324	1,324
Store closure costs	327	—	2	—	—	329
Adjusted EBITDA	$126,199	$40,741	$2,076	$5,001	$(35,193)	$138,824

Reconciliation of net cash provided by operating activities to free cash flow:

Table 16	Three Months Ended March 31,
(In thousands)	2022	2021
Net cash provided by operating activities	$205,291	$135,793
Purchase of property assets	(16,403)	(11,388)
Free cash flow	$188,888	$124,405

Proceeds from sale of stores	6	—
Acquisitions of businesses	(324)	(1,267,903)
Free cash flow including acquisitions and divestitures	$188,570	$(1,143,498)